SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

POWER SPECTRA, INC.
________________________________________________________________________________
(Name of Registrant as specified in its charter)

________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies: ___________
(2)  Aggregate number of securities to which transaction applies: ______________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.): _____________________________
(4)  Proposed maximum aggregate value of transaction: __________________________
(5)  Total fee paid: ___________________________________________________________

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid: ___________________________________________________
(2)  Form, Schedule or Registration Statement No.: _____________________________
(3)  Filing Party: _____________________________________________________________
(4)  Date Filed: _______________________________________________________________

                                                                PRELIMINARY COPY

                               POWER SPECTRA, INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 13, 1997


TO THE SHAREHOLDERS:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Power Spectra, Inc. a California corporation (the "Company"), will be held on January 13, 1997 at 10:00 a.m., local time, at [the Sunnyvale Hilton, 1250 Lakeside Drive, Sunnyvale], California to approve an amendment of the Company's Articles of Incorporation ("Articles Amendment") to increase the number of authorized shares of Common Stock by 25,000,000 shares to 55,000,000. This matter is more fully described in the Proxy Statement accompanying this Notice.

         Only shareholders of record at the close of business on November 19, 1996 are entitled to notice of and to vote at the Special Meeting.

         All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if such shareholder returned a proxy.


                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Gordon H. Smith
                                              President and Chief Executive
                                              Officer

Sunnyvale, California
December ___, 1996

                                                                PRELIMINARY COPY

                               POWER SPECTRA, INC.

                                 PROXY STATEMENT
                    FOR 1997 SPECIAL MEETING OF SHAREHOLDERS

                             ----------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed Proxy is solicited on behalf of the Board of Directors of Power Spectra, Inc. (the "Company") for use at the Special Meeting of Shareholders to be held on Monday, January 13, 1997 at 10:00 a.m., local time, or at any adjournments thereof, for the purpose set forth herein and in the accompanying Notice of Special Meeting of Shareholders. The Special Meeting will be held at [the Sunnyvale Hilton, 1250 Lakeside Drive, Sunnyvale, California (telephone (408) 738-4888)]. The Company's executive offices are located at 919 Hermosa Court, Sunnyvale, California 94086, and the Company's telephone number at that address is (408) 737-7977.

         These proxy solicitation materials were mailed on or about December ___, 1996 to all shareholders entitled to vote at the Special Meeting.

Record Date and Share Ownership

         Shareholders of record at the close of business on November 19, 1996 (the "Record Date") are entitled to notice of the Special Meeting and to vote at the Special Meeting. At the record date, 16,098,499 shares of the Company's Common Stock were issued and outstanding and held by approximately __ shareholders of record. The only person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock is the Travelers Group and affiliated entities, which owned approximately 17% of the Company's Common Stock.

         Also at the close of business on the Record Date, 791 shares of the Company's Series A Preferred Stock were issued and outstanding and held by 13 shareholders of record and 1,153 shares of the Company's Series B Preferred Stock were issued and outstanding and held by 35 shareholders of record. The only persons known by the Company to be the beneficial owners of more than 5% of the Company's Preferred Stock were First Interstate, Custodian for the benefit of the James Ermet Halden Trust (19.2%, on an as-converted to Common Stock basis), David J. Holmgren (18.5%), and the estate of John C. Cahill (11.1%).

Revocability of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

Voting and Solicitation

         Each holder of Common Stock has one vote for each share of Common Stock held. Each holder of Preferred Stock of the Company has the right to vote the number of shares of Common Stock into which a share of Preferred Stock is convertible, such number of shares of Common Stock being 816 in the case of the Series A Preferred Stock of the Company and 1,280 in the case of the Series B Preferred Stock of the Company.

         Shares represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted FOR the proposal set forth below. No business other than that set forth in the accompanying Notice of Special Meeting of Shareholders is expected to come before the Special Meeting. Should any other matter requiring a vote of shareholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with their best judgment on such matter.

         The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid to directors, officers or employees for any such services. In addition, the Company has retained Morrow & Company, Inc. at an estimated cost of $___________ plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

Quorum; Abstentions; Broker Non-Votes

         The required quorum for the transaction of business at the Special Meeting is a majority of (i) the shares of Common Stock issued and outstanding on the Record Date, and (ii) a majority of the shares of Common Stock and Preferred Stock issued and outstanding on the Record Date, voting as a single class on an as-converted basis. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" at the Special Meeting (the "Votes Cast") with respect to such matter.

         While there is no definitive statutory case law authority in California as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this matter. Accordingly, abstentions will have the same effect as a vote against a proposal.

         Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Deadline for Receipt of Shareholder Proposals

         Proposals of shareholders of the Company which are intended to be presented by such shareholder at the Company's 1997 Annual Meeting of Shareholders must be received by the Company no later than January 2, 1997 in order that they may be considered for inclusion in the proxy statement and form of proxy related to that Annual Meeting.

Security Ownership of Certain Persons

         The following table sets forth the beneficial ownership of Common Stock of the Company as of October 30, 1996 by (1) each director of the Company, (2) Gordon H. Smith, the Company's Chief Executive Officer, (3) all executive officers of the Company whose salary and bonus in 1995 exceeded $100,000, (4) all directors and executive officers as a group and (5) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock.



                                   Shares of Common Stock Beneficially Owned (1)
                                   ---------------------------------------------
           Name                           No. of Shares        Percent of Total
---------------------------------  -----------------------    ------------------
Entities Affiliated with                    2,727,272               17.0%
Travelers Group, Inc.(2)
  388 Greenwich St.
  New York, NY 10013

Bank Scandinave en Suisse                   1,020,000                6.3

Gordon H. Smith(3)                             66,416                 *

Gene J. Kennedy(3)                            465,667                 *

John W. Pauly(3)                              163,373                 *

Michael I. Gamble(4)                          146,425                 *

Richard A. Williams(5)                        151,350                 *

John Hewitt, Jr.(3)                           143,909                 *

James A. Glaze(6)                              17,190                 *

All directors and executive                 1,222,985                7.6
officers as a group
(9 persons)(7)
---------------------------

* Represents less than 1% of the total number of shares of Common Stock outstanding.

(1) Except as indicated below, the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

(2) As reported in Amendment No. 1 to Schedule 13G filed by Travelers Group, Inc. on January 31, 1996. Includes shares held by Smith Barney Holdings, Inc. and Smith Barney Mutual Funds Management, Inc.

(3) Includes 40,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(4) Includes 133,535 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(5) Includes 55,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(6) Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(7) Includes 358,535 shares issuable upon exercise of options exercisable within 60 days of the Record Date held by seven directors, one of whom is also an officer, and 68,655 shares issuable upon exercise of options exercisable within 60 days of the Record Date held by two officers who are not directors. See also footnote (3) to this table.

      The following table sets forth the beneficial ownership of Series A Preferred Stock and Series B Preferred Stock of the Company as of October 31, 1996 by (1) each director, (2) Gordon H. Smith, (3) all executive officers whose salary and bonus in 1995 exceed $100,000, (3) each holder of 5% or more of the Series A Preferred Stock and Series B Preferred Stock and (4) all directors and executive officers as a group.

                                                  Shares of Common Stock
                                                  Beneficially Owned (1)
                                           -------------------------------------
                    Name                    No. of Shares   Percent of Class (2)
-----------------------------------------  -------------------------------------
Gordon H. Smith                                  --                 *

Gene J. Kennedy                                  89                4.7%

Michael I. Gamble                                10(3)              *

John Hewitt, Jr.                                 10                 *

Richard A. Williams                              10                 *

First Interstate Bank, Custodian for the        500               19.2%
benefit of James Ermet Haldan Trust
PO Box 30100
Reno, Nevada 89560

David J. Holmgren                               308(4)            18.5%
30 White Birch Lane
Coscob, CT 06807

Estate of John C. Cahill                        185(5)            11.1%
284 President Avenue
Providence, RI 02906

Members of the Weyerhaeuser Family              125                7.5%
c/o Fiduciary Counseling, Inc.
P.O. Box 1278
Tacoma, WA 98401-1278

All directors and executive officers as         129                5.2%
a group (9 persons)
---------------------------

* Represents less than 1% of the total number of shares of Preferred Stock outstanding.

(1) Except as noted below, the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Preferred Stock shown as beneficially owned by them, subject to community property laws where applicable.

(2) Represents the percentage obtained by dividing the number of shares of Common Stock into which the shares of Series A Preferred Stock and Series B Preferred Stock held by the beneficial owner are convertible by the number of shares of Common Stock into which all outstanding shares of Series A Preferred Stock and Series B Preferred Stock are convertible.

(3) Represents shares owned jointly by Mr. Gamble and his spouse, Charlotte Anne Gamble.

(4) Includes 14 shares owned jointly by Mr. Holmgren and his spouse, Karen C. Holmgren.

(5) Does not include 5,000 shares held be each of Ann Catherine Cahill and Mary Elizabeth Cahill, Mr. Cahill's daughters.

                                    PROPOSAL

              APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION


Proposed Amendment

      At the Special Meeting, the shareholders are being requested to approve an amendment to the Company's Articles of Incorporation for the purpose of increasing the total number of shares of Common Stock the Company is authorized to issue. The Company's current Amended and Restated Articles of Incorporation (the "Articles") authorize the Company to issue 5,000,000 shares of Preferred Stock and 30,000,000 shares of Common Stock. In November 1996, the Board of
Directors authorized an amendment to the Articles to increase the authorized number of shares of Common Stock to 55,000,000 shares.

Reasons for the Amendment

      The principal purpose of the proposed amendment to the Articles is to authorize additional shares of Common Stock which will be available in the event the Board of Directors determines that it is necessary or appropriate to raise additional capital through the sale of securities, to grant options or other stock incentives to the Company's employees, to acquire another company or its business or assets, to seek to establish a strategic relationship with a corporate partner or to permit a future stock dividend or stock split. The Company has no other present agreement or arrangement to issue any such shares, although the Company is actively discussing the possibility of such investors purchasing Common Stock or Preferred Stock of the Company. If the amendment is approved by the shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law.

Current Number of Shares Outstanding and Subject to Options

      As of October 31, 1996, 16,098,499 shares of Common Stock were issued and outstanding, 2,122,059 shares were reserved for issuance upon conversion of outstanding shares of Preferred Stock, 4,409,614 shares were reserved for issuance upon exercise of outstanding options and warrants, 1,943,814 shares were reserved for issuance upon exercise of outstanding options which may in the future be granted pursuant to the Company's 1996 Stock plan, 1991 Director Option Plan and the Advisory Board Option Plan. 1,944 shares of Preferred Stock were outstanding as of October 31, 1996.

Wording of Amendment

      Under the proposed amendment, Article III of the Articles would be amended to read as follows:

           "This corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issues is sixty million (60,000,000), of which fifty-five million (55,000,000) shares shall be designated Common Stock and 5,000,000 shall be designated Preferred Stock. The Preferred Stock may be issued in series with rights, preferences, privileges, restrictions, designation and number of shares as determined by the Board of Directors."

Effect of Amendment

      General

           If approved, the proposed amendment to the Articles would authorize additional shares of Common Stock that will be available in the event that the Board of Directors determines to authorize stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets, to create negotiating leverage and flexibility in the event of an unfriendly takeover bid or to establish a strategic relationship with a corporate partner, among other uses. If the proposed amendment is adopted, 25,000,000 additional shares of Common Stock of the Company will be available for issuance at the discretion of the Board of Directors, except that certain large issuances of shares may require shareholder approval in accordance with the requirements of any securities exchange or inter-dealer quotation system on which the Company's Common Stock may be traded from time to time and certain stock-based employee benefit plans may require stockholder approval in order to obtain desirable treatment under tax or securities laws and accounting regulations.

       Need for Additional Funding

           The Board of Directors believes that the Company will need to raise a significant amount of additional capital through sale of securities during 1997 in order to fund the Company's operations. The Company has experienced continuing losses from operations since the 1994 fiscal year, due in significant part to loss of revenues associated with contracts with the United States Air Force. The Company's principal U.S. Air Force contract expired in June 1995. Moreover, the Company has elected to significantly increase its research and development and marketing expenditures in order to develop alternative revenue sources to replace the U.S. Air Force contract revenues.

           In particular, the Company has entered into two joint ventures intended to develop and market alternative applications for the Company's core technologies. The first of these joint ventures seeks to develop video, infrared, and high-impulse, ultra-wideband ground penetrating radar ("UWB GPR") technologies for helicopter reconnaissance applications, and proprietary integrated analytical software systems, while the second venture intends to develop and market UWB GPR systems capable of locating and identifying minerals and oil and gas formations. Each of these joint ventures will require a substantial capital commitment by the Company. There can also be no assurance that these joint ventures will prove beneficial to the Company or generate sufficient revenues to replace the revenues previously generated by the Air Force contract.

           From the third quarter of fiscal 1995 through the first quarter of fiscal 1996, the Company raised $5.4 million in new capital in a private offering of its Common Stock. At September 30, 1996, the Company had $2.24 million in cash and cash equivalents. The Company expects that it will need to raise additional equity capital no later than February 1997 in order to permit continued funding of its operations at current levels.

       Proposed Private Placement of Stock

           The Company believes that a public offering of securities for purposes of raising additional capital is not practical or desirable at the present time. Accordingly, the Board of Directors currently expects that a portion of the additional shares of Common Stock for which authorization is sought will be sold to one or more investors in a private offering of securities. Although the Company has not entered into any agreement or commitment with any investor as of the date of this proxy statement, the Company has initiated discussions with several potential investors. The holders of

Common Stock have no preemptive rights to purchase any stock of the Company, and therefore would not have a right to participate in any such private offering.

           The terms of any private placement of its Common Stock which the Company may eventually enter into are not ascertainable. However, the Board of Directors currently anticipates that any such private placement may involve the sale of up to $15 million in shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock. The price per share at which such shares may be sold is not determinable. Such price per share may be equivalent to, higher or lower than the trading price of the Common Stock in the public over-the-counter market. Shareholders should be aware that the issuance of additional shares could have a dilutive effect on earnings per share and on the present ownership interest of the Company's shareholders, and could adversely affect the price of the Common Stock in the public market.

           Potential Change of Control

           The Company anticipates that the investors acquiring the Company's securities in any such private placement may acquire a sufficient ownership stake in the Company to effectively assume control of the Company. Depending on the amount of capital raised and the price per share at which the Company's securities are sold in such a private placement, the investor or investors participating in such private placement may acquire a number of shares equivalent to up to ____% of the Company's voting stock. The Board of Directors expects that, given the Company's broad shareholder base, an investor purchasing less than a majority of the Company's voting stock may effectively assert control of the Company.

           In addition, the terms of such private offering may afford the investor or investors contractual control privileges. For instance, the terms of the private offering may provide that the investors shall have the right to appoint a majority of the members of the Board of Directors. Such investors may be able to control the outcome of voting relating to merger or sale of the assets of the Company, changes in the authorized capital stock of the Company and other fundamental corporate transactions requiring shareholder approval. There can be no assurance that any investor or investors assuming control of the Company will adequately protect the interests of minority shareholders, or that such a change in control of the Company will not adversely affect the market price of the Common Stock.

           Potential Additional Preferred Stock Issuances

           The Board of Directors has the authority, without further action by the shareholders, to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Authorization of additional shares of Common Stock will permit the issuance of additional shares of Preferred Stock convertible into shares of Common Stock. The issuance of shares of Preferred Stock with rights, preferences or privileges superior to those of the Common Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.

       Effect on Non-negotiated Takeovers

       The flexibility of the Board of Directors to issue additional shares of stock could enhance the Board's ability to negotiate on behalf of the stockholders in an unfriendly takeover situation. Although it is not the purpose of the proposed amendment, the authorized but unissued shares of Common Stock (as well as the existing authorized but unissued shares of Preferred Stock) also could be used by the Board of Directors to discourage, delay or make more difficult a non-negotiated change in the control of the Company. The Board of Directors is not aware of any pending or proposed hostile effort to acquire control of the Company.

Vote Required

       The approval of the amendment to the Certificate requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company and a majority of the shares of Common Stock and Preferred Stock of the Company on an as-converted to Common Stock basis. An abstention or nonvote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

       The Company's Board of Directors Recommends a Vote "FOR" Approval of the Amendment to the Company's Articles of Incorporation.


                           INCORPORATION BY REFERENCE

           Certain information is incorporated by reference into this proxy statement from the following documents filed with the Securities and Exchange
Commission:

           1. Item 14(a) of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

           2. Item 7 of the Form 10-K referenced in Item 1 above (Management's Discussion and Analysis of Financial Condition and Results of Operations);

           3. Item 1 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 (Financial Statements); and

           4. Item 2 of Form 10-Q referenced in Item 3 above (Management's Discussion and Analysis of Financial Condition and Results of Operations).


           A representative of Grant Thornton LLP, the Company's independent auditors, is expected to be present at the Special Meeting, will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

      The Company knows of no other matters to be submitted to the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the form of proxy to vote the shares they represent as the Company may recommend.

      It is important that your stock be represented at the Special Meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope which has been enclosed, at your earliest convenience.

                                     BY ORDER OF THE BOARD OF DIRECTORS



                                     Gordon H. Smith
                                     President and Chief Executive Officer

    December ___, 1996

                                                                      APPENDIX A


           This Proxy is solicited on behalf of the Board of Directors

                               POWER SPECTRA, INC.
                      1997 SPECIAL MEETING OF SHAREHOLDERS
                                December __, 1996

         The  undersigned  shareholder  of POWER  SPECTRA,  INC.,  a  California corporation, hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated December ___, and hereby appoints
Gordon H. Smith and Edward J. Lamb, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Special Meeting of Shareholders of POWER SPECTRA, INC. to be held on January 13, 1996 at 10:00 a.m. local time, at the [the Sunnyvale Hilton, 1250 Lakeside Drive, Sunnyvale, California], and at any adjournment or adjournments thereof, and to vote all shares of Common Stock and Preferred Stock which the undersigned would be entitled to vote if then and there personally present, on the matter set forth below:

                TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK:


                  [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE AMENDMENT PROPOSAL SET FORTH ABOVE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                                               Dated: __________________, 199___



                                                          Signature


                                                          Signature

(This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)